Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet |August 10, 2020 Hypothetical Payment at Maturity Issuer: Tenor: Reference Asset: Digital Percentage: Buffer Percentage: CUSIP / ISIN: Initial Value: Final Value: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: Barclays Bank PLC Approximately 42 months The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) [15.50% – 16.50%], to be determined on the Initial Valuation Date 15.00% 06747QCN5 / US06747QCN51 The Closing Value of the Index on the Initial Valuation Date The Closing Value of the Index on the Final Valuation Date August 26, 2020 August 31, 2020 February 26, 2024 February 29, 2024 Selected Structure Definitions Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to:  If the Reference Asset Return is greater than or equal to -15.00%, an amount calculated as follows: $1,000 + [$1,000 x Digital Percentage]  If the Reference Asset Return is less than -15.00%, an amount calculated as follows: $1,000 + [$1,000 x (Reference Asset Return + Buffer Percentage)] If the Reference Asset Return is less than -15.00%, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return falls below -15.00%. You may lose up to 85.00% of the principal amount of your notes at maturity. Reference Asset Return: The performance of the Reference Asset from the Initial Value to the Final Value All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated July 30, 2020 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Payment at Maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.  Assuming that the Digital Percentage will be set at 15.50% Reference Asset Return Payment at Maturity Total Return on Notes 60.00% $1,155.00 15.50% 50.00% $1,155.00 15.50% 40.00% $1,155.00 15.50% 30.00% $1,155.00 15.50% 20.00% $1,155.00 15.50% 10.00% $1,155.00 15.50% 0.00% $1,155.00 15.50% -10.00% $1,155.00 15.50% -15.00% $1,155.00 15.50% -20.00% $950.00 -5.00% -30.00% $850.00 -15.00% -40.00% $750.00 -25.00% -60.00% $550.00 -45.00% -80.00% $350.00 -65.00% Buffered Digital Notes

Fact Sheet |  10, 2020 Summary Characteristics of the Notes Summary Risk Considerations   Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 3.55% of the principal amount of the notes, or up to $35.50 per $1,000 Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any Payment at Maturity, under the terms of the notes. U.K. Bail-In Power—Each holder of notes acknowledges, accepts, agrees to be principal amount. Please see the accompanying Pricing Supplement additional information about selling concessions, commissions and fees. for   Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $870.00 and $942.90 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential for Significant Loss—The terms of the notes provide only for a partial bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Reference Asset is not  return of principal, and you are not guaranteed any return of principal. If the Reference Asset Return is less than -15.00%, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return falls below -15.00%. You may lose up to 85.00% of the principal amount of your notes. Potential Return Limited to the Digital Percentage—Your potential return on  an indication of the future performance of the Reference Asset over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with   the notes will not exceed the Digital Percentage. You will not participate in any appreciation of the Reference Asset beyond the Digital Percentage, which may be significant. Payment at Maturity Is Based Solely on the Closing Value on the Final Valuation the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There may   Date—The Final Value (and resulting Reference Asset Return) will be based solely on the Closing Value of the Reference Asset on the Final Valuation Date. Accordingly, if the value of the Reference Asset drops on or before the Final Valuation Date, then the Payment at Maturity you may receive on the notes may be significantly less than it would have been had such payment been linked to the value of the Reference Asset prior to such drop. be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain.  You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, i s available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747 .pdf You may access the index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The N otes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date . We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Buffered Digital Notes